Exhibit 10.1

COOPERATION AGREEMENT

August 13, 2018

THIS COOPERATION AGREEMENT (this “Agreement”), is made and entered into as of date first set forth above, by and among RAIT Financial Trust, a real estate investment trust formed and existing under the laws of the State of Maryland (the “Company”), Pleasant Lake Apartments Limited Partnership, Laughlin Holdings LLC and Ramat Securities Ltd (each, an “Investor” and together, the “Investors”) and Howard Amster (“Amster”).

RECITALS

WHEREAS, the Investors and Amster, for himself and on behalf of several other entities and accounts, beneficially own shares of the Company’s 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred”), 8.375% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred”) and 8.875% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred” and together with the Series A Preferred and the Series B Preferred, the “Preferred Shares”) and do not own any of the Company’s common shares of beneficial interest, par value $0.03 per share (the “Common Shares”);

WHEREAS, the Investors have expressed an interest in purchasing Preferred Shares in an amount which, when added to the Preferred Shares owned prior to the date hereof by each Investor, Amster and/or by any other entity in which Amster has an ownership interest (other than a public entity in which his beneficial ownership is less than 1%), will exceed the Ownership Limit (as defined in the Amended and Declaration of Trust of the Company, as the same has been amended and restated from time to time (the “Declaration of Trust”)) of one or more series of Preferred Shares;

WHEREAS, the Investors, Amster and the Company expect to enter into a letter agreement, a form of which has been provided to each Investor and Amster (the “Letter Agreement”), pursuant to which the Company will exempt each Investor from the Ownership Limit with respect to Preferred Shares that the Investors intend to acquire after the date of the Letter Agreement to the extent set forth therein (the “Increased Ownership Limit”); and

WHEREAS, as an inducement to, and in consideration of, the Company entering into the Letter Agreement, the Company, the Investors and Amster seek to regulate, among other things, the Investors’ and Amster’s acquisition, disposition and voting of Preferred Shares and other equity securities of the Company.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the parties agree as follows:

Section 1. Ownership of Equity Securities.

(a) The Investors and Amster each severally represents and warrants that, as of August 10, 2018, none of Investors, Amster or any of their respective affiliates or associates (as such terms are defined pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (collectively, the “Investor Group”) owned, beneficially or of record, or controlled, any Preferred Shares or other equity securities of the Company (which, as used herein, includes, without limitation, Common Shares) and any Derivative Security (as defined in Section 3(c) below)) of the Company (together with the Common Shares and the Preferred Shares, the “Equity Securities”), other than as set forth on Exhibit A hereto (all such owned securities, collectively, the “Owned Equity Securities”).

(b) The Investors, Amster and the Company each hereby acknowledges and reaffirms their respective representations, warranties, covenants and other agreements set forth in the Letter Agreement.

(c) The Investors and Amster acknowledge and agree that (i) in connection with the acquisition of the Owned Equity Securities or any disposition prior to the date hereof, no Investor or Amster was furnished with any materials or information by the Company, or any of its affiliates or representatives or any other person acting on its behalf, other than information available in the Company’s filings and submissions with the Securities and Exchange Commission, (ii) in connection with any acquisitions and Transfers (as defined below) of Equity Securities permitted by this Agreement or the Letter Agreement (each a “Future Transaction” and, collectively, the “Future Transactions”), nothing in this Agreement shall obligate the Company to provide and none of Investors or Amster will be entitled to receive, and none of Investors or Amster will rely upon, any information, statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company, or any of its affiliates or representatives or any other person acting on its behalf other than is then publicly available, and (iii) each Investor and Amster are able to fend for themselves with respect to the Owned Equity Securities and any Future Transactions, have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Owned Equity Securities and any Future Transactions and have the ability to bear the economic risks of their respective investments and can afford the complete loss of any investments made in the Owned Equity Securities and in Future Transactions. Investors and Amster each acknowledge and agree that the Company may, now or in the future (including at the time of any Future Transaction and the execution and delivery of the Letter Agreement and any amendment thereto) be in possession of material non-public information not made available to any Investor or Amster, and the Investors and Amster each irrevocably disclaims any right to such information.

Section 2. Disposition of Equity Securities.

(a) Subject to the remainder of this Section 2, from the date hereof until the earlier of (i) the fourth day following the 2019 Annual Meeting of Shareholders of the Company and (ii) September 30, 2019 (the “Restricted Period”), Investors and Amster shall not, and Investors and Amster shall cause each member of the Investor Group not to, without the prior written consent of the Company:

(1) Transfer (as defined below) on any trading day any series of Preferred Shares or any Common Shares acquired by any Investor, Amster and/or any member of the Investor Group (the “Newly Acquired Common Shares”), including, without limitation, any Common Shares acquired in tender or exchange for such Preferred Shares, in an amount in excess of 25% of the 30-day average daily trading volume of such series of Preferred Shares or Common Shares, calculated as of the immediately preceding trading day,

(2) Transfer any Preferred Shares or any Newly Acquired Common Shares to any affiliate or associate of any member of the Investor Group that does not, prior to such Transfer, agree with the Company in writing to be bound by the provisions of this Agreement binding on the Investor Group,

(3) Transfer any Preferred Shares or any Newly Acquired Common Shares to any person that would knowingly result in such person, together with its affiliates and associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate in excess of 3% of the Common Shares or any series of Preferred Shares outstanding at such time as applicable.

(b) In addition to the limitation set forth in Section 2(a)(1) above, any Transfer of Equity Securities must be (i) made in accordance with the volume limitations set forth in clause (e) of Rule 144 of the Securities Act of 1933 or (ii) a marketed block trade to an unaffiliated third party.

(c) As used herein, “Transfer” means (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose, (ii) grant to any person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership.

Section 3. Standstill.

(a) During the Restricted Period, no Investor or Amster shall, and each Investor and Amster shall cause the Investor Group and any person acting on behalf of or in concert with the Investor Group to not, directly or indirectly, without the prior written consent of the Company:

(1) except as permitted pursuant to the terms of the Letter Agreement, and except for Newly Acquired Common Shares in an amount not to exceed the Ownership Limit applicable to Common Shares (as defined in the Declaration of Trust), acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any Equity Securities, or any direct or indirect right to acquire any Equity Securities,

(2) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring, tender offer, transaction involving a material amount of the Company’s assets or other extraordinary transaction involving the Company or any of its subsidiaries,

(3) initiate, encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” or “consent solicitation” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any Preferred Shares, Common Shares (including, without limitation, any Newly Acquired Common Shares) or other Equity Securities (including, for the avoidance of doubt, indirectly by means of communication with the press or the media),

(4) nominate or recommend for nomination a person for election at any shareholder meeting at which trustees of the Company’s board of trustees (the “Board”) are to be elected,

(5) submit any shareholder proposal for consideration at, or bring any other business before, any shareholder meeting of the Company,

(6) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Preferred Shares, Common Shares (including, without limitation, any Newly Acquired Common Shares) or other Equity Securities,

(7) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company,

(8) otherwise act, alone or in concert with others, to seek to control or influence the management, policies, business or corporate structure of the Company,

(9) demand a copy of the Company’s list of shareholders or its other books and records pursuant to any statutory right, whether under the laws of the State of Maryland or any other jurisdiction,

(10) commence, encourage or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or trustees in order to, directly or indirectly, effect any of the actions expressly prohibited by this Agreement or cause the Company to amend or waive any of the provisions of this Agreement (provided that, for the avoidance of doubt, this clause shall not prevent any Investor or Amster from bringing an action to enforce the provisions of this Agreement),

(11) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing, or

(12) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with any of the foregoing.

(b) During the Restricted Period, no Investor or Amster shall (and Investors and Amster shall cause the Investor Group to not), directly or indirectly, without the prior written consent of the Company, (i) make any request directly or indirectly, to amend or waive any provision of this Section 3 (including this sentence), (ii) take any action challenging the validity or enforceability of any provision of this Section 3 (including this sentence) or make any public disclosure in respect thereof or (iii) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section 3 with the Company.

(c) As used herein, the term “Derivative Security” means (i) any subscription, option, conversion right, warrant, phantom stock right or other agreement, security or commitment of any kind obligating the Company or any of its subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Common Shares or Preferred Shares of the Company or any security convertible into, or exchangeable for, any Common Shares or Preferred Shares of the Company or (ii) any obligations measured by the price or value of any Common Shares or any Preferred Shares of the Company, in the case of each of the foregoing clauses (i) and (ii), whether any of the foregoing is exercisable immediately, only after the passage of time or upon the satisfaction of one or more conditions.

Section 4. Voting.

(a) During the Restricted Period, Investors and Amster shall cause all Equity Securities owned, beneficially or of record, by Investors, Amster and/or the Investor Group to be present for quorum purposes and to be voted in accordance with the recommendation of a majority of the Board with respect to any matter at any meeting of shareholders of the Company (whether they be holders of Common Shares, holders of one or more series of Preferred Shares or any combination thereof) for which proxies are solicited during the Restricted Period. With respect to any matter on which the consent of any Investor, Amster and/or a member of the Investor Group is solicited by reason of such member’s holding of Equity Securities during the Restricted Period, Investors and Amster shall, and shall cause such member of the Investor Group to, provide its consent as a holder of such Equity Securities to such matter as recommended by a majority of the Board.

(b) If and when requested by the Company, Investors and Amster shall, and shall cause any member of the Investor Group to, promptly execute and deliver to the Company an irrevocable proxy, in customary form, to vote or to give consent with respect to all of the Equity Securities as to which Investors or Amster (or such member of the Investor Group) is entitled to vote, in the manner and with respect to the matters set forth in this Section 4. Such proxy shall terminate upon the earlier of the expiration of the Restricted Period or the termination of this Section 4.

Section 5. REIT Status. Notwithstanding Section 2, in any calendar year, promptly following written notice from the Company, any Investor and/or Amster shall, and shall cause the Investor Group to, Transfer any Equity Securities owned, beneficially or of record, by the Investor Group as necessary in order for the Company to continue to qualify as a real estate investment trust under the Code; provided, however, that (a) prior to such Investor and/or Amster becoming obligated to effect such a Transfer, the Company, each Investor and Amster shall in good faith consult with each other in order to determine whether the Company may continue to qualify as a real estate investment trust under the Code without such a Transfer having to be effected and (b) neither the Company nor the Board has granted an exemption (i) from the Ownership Limit with respect to the acquisition of Common Shares or Preferred Shares to any person other than a member of the Investor Group (or the Excluded Holder (as defined in the Declaration of Trust), to the extent set forth in the Declaration of Trust) that is, at the time the Company provides such written notice, then in effect and (ii) that does not require such person to Transfer securities as necessary in order for the Company to continue to qualify as a real estate investment trust under the Code.

Section 6. Miscellaneous.

(a) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts of Maryland solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

(b) Waiver. Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

(c) Entire Agreement. This Agreement, together with the Letter Agreement, contains the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

(d) Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by each of the parties hereto. Notwithstanding the foregoing, the Investors and Amster each hereby acknowledge and agree that the Company shall have the right during the ten business days immediately following each three month period following the date hereof to request a report (the “Investor Holdings Report”) of the Equity Securities held by Investor Group that are the subject of a Letter Agreement, and such parties shall use best efforts to provide the Company with such a report within a reasonable amount of time. If the aggregate holdings of Investor Group with respect to such Equity Securities is less than the Increased Ownership Limit set forth in the Letter Agreement (or otherwise in effect pursuant to the terms hereof), then the Company, in its discretion, may amend the Letter Agreement by written notice to the Investor Group sent within ten business days of receipt of the Investor Holding Report to reset the Increased Ownership Limit to the then-current level of holdings of such Equity Securities, so that no member of the Investor Group may thereafter acquire any additional shares of such Equity Securities in excess of the reset Increased Ownership Limit then in effect.

(e) Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other governmental authority declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

(f) Assignment. Neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without the prior written consent of the other party.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and on any assignee or transferee of the Equity Securities owned beneficially or of record by any Investor or Amster.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(i) Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party. No third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

(j) Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

(k) Specific Performance. The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company, Investors or Amster, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

(l) Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be considered delivered (a) if given by electronic mail, at the time the email is transmitted to the following email address (b) if given by mail, three (3) business days after being mailed by registered or certified mail, postage prepaid, to the following addresses, or (c) if given by any other means (including but not limited to overnight delivery), when delivered at the following addresses:

Company:

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Attention: Jamie Reyle

Email: jreyle@rait.com

Investor Group:

Ramat Securities, Ltd.

23811 Chagrin Blvd, Suite 200

Beachwood, Ohio 44122

Attention.: Howard Amster, Managing Member

E-mail: howardamster1@gmail.com

Facsimile: 216-595-0989

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

RAIT FINANCIAL TRUST

By:	/s/ John J. Reyle
Name: John J. Reyle
Title: Chief Executive Officer, President and General Counsel

PLEASANT LAKE APARTMENTS L.P.
By:	Pleasant Lake Apts. Corp., general partner

By:	/s/ Howard Amster
Name: Howard Amster
Title: President

LAUGHLIN HOLDINGS, LLC
By:	Pleasant Lake Apts. Corp., Managing Member

By:	/s/ Howard Amster
Name: Howard Amster
Title: President

RAMAT SECURITIES, LTD.

By:	/s/ Howard Amster
Name: Howard Amster
Title: Managing Member

HOWARD AMSTER

/s/ Howard Amster

[Signature Page to Cooperation Agreement]

Exhibit A

Investor, Amster and Affiliate

Ownership

Last date reviewed		08/10/18

	% of Ownership	RASFP	RASFO	RASFN
		RAS PRE A	RAS PRE B	RAS PRE C
Group Members
Amster Limited Partnership	19.13%	18,400	33,677	1,300
Somerset Outlet Centers L.P.	80.81%	39,300		16,100
Horizon Group Properties	64.24%		2,400
Howard Amster	100.00%	6,450	20,025	1,591
Howard Amster IRA	100.00%	249,465	112,355	59,007
Laughlin Holdings LLC	100.00%	42,400		15,031
newAx Inc.	65.10%	1,100
Pleasant Lake Apts. Ltd Partnership	100.00%	18,425	7,000	15,136
Pleasant Lake Apts Corp	100.00%		3,400
Pleasant Lake Apts LLC	100.00%	20,000	8,000
Pleasant Lake - Skoien Investments LLC	89.70%		4,974	6,300
Ramat Securities Ltd	83.33%	84,338	25,321	14,405

Totals		479,878	217,152	128,870